Execution Version

OVERRIDING ROYALTY PURCHASE AGREEMENT

BETWEEN

O'BRIEN RESOURCES, LLC

AS SELLER

AND

BERRY PETROLEUM COMPANY

AS PURCHASER

DATED AS OF JUNE 10, 2008

OVERRIDING ROYALTY PURCHASE AGREEMENT

This Overriding Royalty Purchase Agreement (this "Agreement"), is dated as of June 10, 2008, by and between O'Brien Resources, LLC, a Texas limited liability company ("Seller"), and Berry Petroleum Company, a Delaware corporation ("Purchaser"), but effective for all purposes as of the Effective Date.  Seller and Purchaser are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

RECITALS:

Pursuant to that certain Purchase and Sale Agreement by and among Purchaser, Seller, and certain other parties dated as of June 10, 2008 (the "Purchase Agreement") Seller assigned to Purchaser certain interests in and to, among other things, certain oil and gas leases more specifically described therein;

Seller specifically excluded from the Purchase Agreement certain overriding royalty interests reserved by Seller prior to the date of the Purchase Agreement in and to the oil and gas leases covering the lands shown on Exhibit A hereto, including, without limitation those overriding royalty interests more specifically described on Exhibit B-1 hereto (the "Overriding Royalty Interests"); and

Seller desires to sell and Purchaser desires to Purchase the Overriding Royalty Interests pursuant to the terms hereof.

NOW THEREFORE, for and in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1

PURCHASE AND SALE

1.1 Purchase and Sale.  On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, effective as of February 1, 2008 (the "Effective Date") and Purchaser agrees to purchase, accept, and pay for the Overriding Royalty Interests.

1.2 Certain Excluded Assets.  Notwithstanding anything to the contrary in this Agreement or the Purchase Agreement, it is understood and agreed by the Parties that the Overriding Royalty Interests shall not include, and there shall not be transferred to Purchaser at Closing (a) any Tax refund (whether by payment, credit, offset, or otherwise) with respect to Taxes applicable to the Overriding Royalty Interests prior to the Effective Date and (b) refunds relating to severance Tax abatements (whether by payment, credit, offset, or otherwise, and together with any interest thereon) with respect to all taxable periods or portions thereof ending on or prior to the Effective Date, whether received before, on, or after the Effective Date (including, without limitation, refunds relating to the designation by the Railroad Commission of Texas of any Well or Unit as "High Cost" pursuant to the terms of 16 Tex. Admin. Code § 3.101).

1.3 Incorporation of Certain Definitions.  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Purchase Agreement.

Article 2
PURCHASE PRICE

2.1 Purchase Price.  The purchase price for the Overriding Royalty Interests (the "Purchase Price") shall be Thirty-Two Million Three Hundred Fifty-Six Thousand dollars ($32,356,000) (the "Unadjusted Purchase Price"), adjusted as provided in Section 2.4.

2.2 Allocated Values.  The allocations set forth in Schedule 2.2 (the "Allocated Values") shall be used by Seller and Purchaser as the basis for calculating Title Defect Amounts and reporting asset values and other items, including preparing Internal Revenue Service Form 8594, Asset Acquisition Statement (which Form 8594 shall be completed, executed and delivered by such parties as soon as practicable after the Closing but in no event later than 15 days prior to the date such form is required to be filed).  Seller and Purchaser agree not to assert, and will cause their Affiliates not to assert, in connection with any audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the amounts set forth in Schedule 2.2.

2.3 Division of Proceeds, Expenses, and Taxes.

(a) Seller shall be entitled to all amounts earned from the sale of Hydrocarbons produced from, or attributable to, the Overriding Royalty Interests during the period up to but excluding the Effective Date (net of any (i) gathering, processing, and transportation costs paid in connection with sales of Hydrocarbons from an Overriding Royalty Interest, and (ii) production Taxes, severance Taxes, and other Taxes measured by units of production, in each case, to the extent not otherwise deducted by a third Person, including, without limitation, a purchaser of production), and to all other income earned with respect to the Overriding Royalty Interests up to but excluding the Effective Date.  Purchaser shall be entitled to all such amounts with respect to periods of time from and after the Effective Date.

(b) Seller shall be responsible for (and entitled to any refunds and indemnities with respect to) the costs, expenses, and expenditures (if any) incurred up to but excluding the Effective Date, to the extent that the same have not been otherwise deducted by a third Person (including, without limitation, a purchaser or production, and Purchaser shall be responsible for all other costs, expenses, and expenditures (if any).

(c) Without duplication of any amounts otherwise paid or received (or, in the case of costs, expenses, and expenditures, deducted or otherwise accounted for by a third Person, including, without limitation a purchaser of production) with respect to the Overriding Royalty Interests, (i) should any Party or its Affiliates receive any proceeds or other income to which the other Party is entitled under this Section 2.3, such Party shall fully disclose, account for, and promptly remit the same to such other Party, and (ii) should any Party pay any costs, expenses, or expenditures for which the other Party is responsible under this Section 2.3, such Party shall reimburse the other Party promptly after receipt of such other Party's invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(d) Real and personal property Taxes, severance Taxes, and any other Taxes measured by units of Production with respect to the Overriding Royalty Interests shall be prorated between Purchaser and Seller as of the Effective Date.  If the actual Taxes are not known on the Closing Date, Seller's share of such Taxes shall be determined by using (i) the rates and millages for the year prior to the year in which the Closing occurs, with appropriate adjustments for any known and verifiable changes thereto, and (ii) the assessed values for the year in which Closing occurs.  When Purchaser receives the actual tax statements for or applicable to the Overriding Royalty Interests from the appropriate taxing authorities, Purchaser shall deliver to Seller a copy of such statements, together with the amount, if any, by which Seller's proration exceeds the proration that would have been made had actual tax statements been used to calculate Seller's proration.  If the proration for Seller that would have been made using actual tax statements exceeds that made at Closing, Seller shall pay to Purchaser such difference within five (5) days of receipt of such statement.

(e) "Earned" or "Incurred," as used in this Section 2.3 shall be interpreted in accordance with accounting recognition under the Accounting Principles.

2.4 Adjustments to Purchase Price.  The Unadjusted Purchase Price shall be adjusted as follows:

(a) Increased or decreased, as appropriate, in accordance with Article 3; and

(b) Increased or decreased, as appropriate, to give effect to the terms and provisions of Section 2.3.

Article 3
TITLE MATTERS

3.1 Seller's Title.

(a) Seller represents and warrants to Purchaser that Seller's title to the Overriding Royalty Interests shown on Exhibit B-2 is (and as of the Closing Date shall be) Defensible Title as defined in Section 3.2.  This representation and warranty provides Purchaser's exclusive remedy with respect to any Title Defects.  The conveyance to be delivered by Seller to Purchaser at Closing (the "Conveyance") shall be in form identical to the Conveyance attached hereto as Exhibit C and shall contain a special warranty of title to the Overriding Royalty Interests by, through, and under Seller, but not otherwise, subject to the Permitted Encumbrances.

(b) With respect to each Overriding Royalty Interest that relates to an Undeveloped Location, it is understood and agreed by Purchaser that the representation of Seller in Section 3.1(a) is based upon the Undeveloped Assumption Data.  Purchaser shall not be entitled to protection under Seller's representation in Section 3.1(a) against any Title Defect to the extent based upon, or arising out of, Purchaser's disagreement with, or change to, the Undeveloped Assumption Data.  The Undeveloped Assumption Data was provided to Purchaser previously in connection with the transactions contemplated by the Purchase Agreement, and copies of the Undeveloped Assumption Data described in Section 3.1(c)(i) and (ii) of the Purchase Agreement have been provided to Purchaser in connection with the execution of the Purchase Agreement.

3.2 Definition of Defensible Title.

(a) As used in this Agreement, the term "Defensible Title" means that title of Seller which, subject to the Permitted Encumbrances:

(i) entitles Seller to receive not less than the "net revenue interest" share or percentage shown in Exhibit B-2 of all Hydrocarbons from a Lease, Well, or Unit attributable to the aggregate of the Overriding Royalty Interests, whether in cash, in kind, or otherwise, except decreases resulting from the establishment or amendment of pools or units, and except as otherwise stated in Exhibit B-2; and

(ii) is free of liens, encumbrances, obligations, or defects, other than Permitted Encumbrances.  As used herein, the term "Permitted Encumbrances" shall include (without limiting the definition set forth in the Purchase Agreement), the failure to record assignments or reservations of any Overriding Royalty Interest to the extent that the same would not reduce Seller's net revenue interest below that shown in Exhibit B-2.

(b) As used in this Agreement, the term "Title Defect" means any lien, charge, encumbrance, obligation, or defect, including, without limitation, a discrepancy in net revenue interest that causes a breach of Seller's representation and warranty in Section 3.1.

3.3 Notice of Title Defects.  To assert a claim arising out of a breach of Section 3.1, Purchaser must deliver a defect claim notice or notices to Seller on or before ten (10) Business Days prior to the Target Closing Date (the "Defect Claim Date"); provided, however, that Purchaser shall use its commercially reasonable efforts to deliver a defect claim notice with respect to a specific alleged Title Defect on or before five (5) Business Days after Purchaser obtains knowledge of the existence of such Title Defect, even if the date of delivery of such defect claim notice is prior to the Defect Claim Date.  Each such notice shall be in writing and shall include:

(a) a description of the alleged Title Defect(s);

(b) the Overriding Royalty Interests affected;

(c) the Allocated Values of the Overriding Royalty Interest(s) subject to the alleged Title Defect(s);

(d) true and complete copies of any documentation supporting the existence, nature, and basis of the alleged Title Defect(s); and

(e) the amount by which Purchaser reasonably believes the Allocated Values of those Overriding Royalty Interests are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser's belief is based.

PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL BREACHES OF SECTION 3.1 OF WHICH SELLER HAS NOT BEEN GIVEN NOTICE ON OR BEFORE THE DEFECT CLAIM DATE.

3.4 Title Defect Amounts.  The Title Defect Amount resulting from a Title Defect (the "Title Defect Amount") shall be determined as follows:

(a) if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(b) if the Title Defect is a lien, encumbrance, or other such charge, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller's interest in the affected Overriding Royalty Interests;

(c) if the Title Defect represents a discrepancy between (i) the net revenue interest for any Overriding Royalty Interest and (ii) the net revenue interest or percentage stated on Exhibit B-2 with respect to such Overriding Royalty Interest, then the Title Defect Amount shall be the product of the Allocated Value of such Overriding Royalty Interest multiplied by a fraction, the numerator of which is the net revenue interest or percentage ownership decrease and the denominator of which is the net revenue interest or percentage ownership stated on Exhibit B-2, provided that if the Title Defect does not affect the Overriding Royalty Interest throughout its entire productive life, the Title Defect Amount determined under this Section 3.4(c) shall be reduced to take into account the applicable time period only;

(d) if the Title Defect represents an obligation, encumbrance, burden, or charge upon or other defect in title to the affected Overriding Royalty Interest of a type not described in subsections (a), (b),or (c) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Overriding Royalty Interest so affected, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Property to which the Overriding Royalty Interest relates, the values placed upon the Title Defect by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation (including, without limitation, the reasonable cost to cure such Title Defect);

(e) notwithstanding anything to the contrary in this Article 3, (i) an individual claim for a Title Defect for which a claim notice is given in accordance with Section 3.3 shall not be considered to be a Title Defect pursuant to this Article 3  unless and until the Title Defect Amount with respect thereto exceeds One-Hundred Thousand dollars ($100,000), and (ii) with respect to any Title Defects entitled to an adjustment pursuant to subsection (i), unless and until the aggregate amount of such Title Defects exceed One-Million dollars ($1,000,000); and

(f) the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.

3.5 Cure Notice.

(a) Seller shall have the right, but not the obligation, to attempt, at Seller's sole cost, to cure or remove on or before sixty (60) days after the Closing Date (the "Cure Period") any Title Defects of which Seller has been advised by Purchaser if Seller has provided written notice of its intent to cure or remove such Title Defects (a "Cure Notice").

(b) In the event that Seller delivers a Cure Notice to Purchaser, Sections 3.6(a) and 3.7 shall apply with respect to any Overriding Royalty Interests for which Seller has elected to attempt to cure or remove a Title Defect.  Seller's election to attempt to cure a Title Defect shall not constitute a waiver of any rights of Seller under this Article 3, including, without limitation, Seller's right to dispute the existence, nature or value of, or cost to cure, the Title Defect.

3.6 Response to Title Defect Claim.  In the event that Purchaser delivers to Seller a notice pursuant to Section 3.3, Seller may, on or before a date that is two (2) Business Days prior to the Closing Date (provided that, if Seller does not provide such notice, Seller shall be deemed to have elected Section 3.6(a), below):

(a) deliver a Cure Notice, in which case (i) the Unadjusted Purchase Price shall be decreased by the Allocated Value of the Overriding Royalty Interests covered in the Cure Notice, (ii) the affected Overriding Royalty Interests shall not be conveyed to Purchaser at Closing pending Seller's attempt to cure such Title Defect, and (iii) Seller shall have the rights set forth in Section 3.7;

(b) exclude the Overriding Royalty Interests affected by the Title Defect from this Agreement, in which case the Unadjusted Purchase Price shall be decreased by the Allocated Value of any such Overriding Royalty Interest and the affected Overriding Royalty Interest shall be deemed to be deleted from this Agreement for all purposes and shall not be conveyed to Purchaser at Closing; or

(c) include the Overriding Royalty Interests affected by the Title Defect in this Agreement and convey the same to Purchaser at Closing, in which case the Unadjusted Purchase Price shall be decreased by the Title Defect Amount of such Title Defect.

3.7 Title Defects Subject to Cure.

(a) If, with respect to any Title Defect that Seller has elected to attempt to cure pursuant to Section 3.6(a), if such Title Defect is cured on or before the end of the Cure Period, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the affected Overriding Royalty Interests effective as of the Effective Date pursuant to the terms of this Agreement.

(b) Subject to a final determination of the existence or Title Defect Amount with respect to such Title Defect pursuant to Section 3.8, if Seller has not cured such Title Defect on or before the end of the Cure Period, Seller shall not be obligated to sell to Purchaser, and Purchaser shall not be obligated to purchase, the affected Overriding Royalty Interests.

(c) Notwithstanding anything to the contrary contained herein, Seller shall have the right, at any time before, during, or after the Cure Period, and without notice to, or consent by, Purchaser, to cease its attempt to cure any alleged Title Defect and retain the Overriding Royalty Interests affected thereby without liability or obligation to Purchaser.

3.8 Title Defect Resolution; Arbitration.

(a) Seller and Purchaser shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts on or before the Closing Date.  If Seller and Purchaser are unable to agree by that date, the affected Overriding Royalty Interests shall be not be conveyed to Purchaser at Closing, and, except to the extent that Seller has elected to attempt to cure a Title Defect, all Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.8.

(b) During the 10-day period following the Closing Date, Title Defect Amounts and Title Benefit Amounts in dispute shall be submitted to a title attorney with at least 10 years' experience in oil and gas titles in Texas as selected by mutual agreement of Purchaser and Seller, or, absent such agreement during the 10-day period, by the Houston office of the American Arbitration Association (the "Title Arbitrator").  Likewise, if by the end of the Cure Period, Seller has failed to cure any Title Defects with respect to which it delivered a Cure Notice or a dispute exists as to whether (or the extent to which) a Title Defect has been cured, and Seller and Purchaser have been unable to agree on the Title Defect Amounts for such Title Defects (or their existence), the Title Defect Amounts in dispute shall be submitted to the Title Arbitrator.  The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.  The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The Title Arbitrator's determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  In making his determination, the Title Arbitrator shall be bound by the rules set forth in this Article 3 and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination.  Additionally, the Title Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including title attorneys from other states and petroleum engineers.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator and Seller shall be responsible for the remaining one-half of the costs and expenses.

(c) On or before five (5) Business Days after the date on which (i) the Parties agree upon the existence or Title Defect Amounts with respect to all disputed Title Defects affecting an Overriding Royalty Interest or Seller receives the final determination of the Title Arbitrator with respect thereto and (ii) the Cure Period with respect to all alleged Title Defects has expired, Seller shall elect to sell or retain any Overriding Royalty Interest affected by a Title Defect pursuant to Section 3.6(b) or 3.6(c); provided, however, that, if Seller does not timely make such an election, Seller shall be deemed to have elected to exclude such affected Overriding Royalty Interest pursuant to Section 3.6(b).

3.9 Limitations; Disclaimers.

(a) THE REMEDIES PROVIDED FOR IN THIS ARTICLE 3 SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO SELLER'S BREACH OF ITS WARRANTY AND REPRESENTATION IN SECTION 3.1.  EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE 3 AND THE CONVEYANCE, PURCHASER ACKNOWLEDGES AND AGREES THAT THE OVERRIDING ROYALTIES ARE BEING SOLD HEREBY WITHOUT WARRANTY OF TITLE, EXPRESS OR IMPLIED, AND HEREBY RELEASES, REMISES, AND FOREVER DISCHARGES SELLER AND ITS AFFILIATES AND ALL SUCH PARTIES' MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY TITLE DEFECT OR DEFICIENCY IN TITLE WHATSOEVER.

(b) The representation and warranty in Section 3.1 shall terminate as of the Defect Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser's or Seller's rights under this Article 3 with respect to any Title Defect claim properly reported pursuant to Section 3.3 on or before the Defect Claim Date.

Article 4
DISCLAIMERS; REPRESENTATIONS AND WARRANTIES

4.1 Environmental.  PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND WILL NOT MAKE, ANY REPRESENTATION OR WARRANTY REGARDING THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF THE ENVIRONMENT, HEALTH OR SAFETY, OR ANY OTHER MATTERS RELATED TO THE ENVIRONMENTAL CONDITION OF THE OVERRIDING ROYALTY INTERESTS OR ANY ENVIRONMENTAL DEFICIENCY WITH RESPECT THERETO.

4.2 Other representations.  EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT OR IN THE CONVEYANCE, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO, AND EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (A) TITLE TO ANY OF THE OVERRIDING ROYALTY INTERESTS, (B) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE OVERRIDING ROYALTY INTERESTS, (C) THE QUANTITY, QUALITY, OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE OVERRIDING ROYALTIES, (D) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (E) ANY ESTIMATES OF THE VALUE OF THE OVERRIDING ROYALTIES OR FUTURE REVENUES GENERATED BY THE OVERRIDING ROYALTIES, (F) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE OVERRIDING ROYALTIES, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (G) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE OVERRIDING ROYALTIES, (H) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (I) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE PURCHASE AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE OVERRIDING ROYALTIES ARE BEING TRANSFERRED "AS IS, WHERE IS," WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

4.3 Seller's Representations.  Section 5.1 of the Purchase Agreement is incorporated herein by this reference, with all references therein to "Seller Party" deemed to mean "Seller" (as defined in this Agreement) and all references to "Assets" deemed to mean "Overriding Royalty Interests."

4.4 Purchaser's Representations.

(a) Sections 6.1 through 6.4, inclusive, of the Purchase Agreement are incorporated herein by this reference.

(b) Purchaser is acquiring the Overriding Royalty Interests for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.

(c) Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business.  Purchaser acknowledges and affirms that (i) it has been provided the opportunity to conduct its independent investigation, verification, analysis, and evaluation of the Overriding Royalty Interests, and (ii) it has made all such reviews and inspections of the Overriding Royalty Interests as it has deemed necessary or appropriate to enter into this Agreement.  Except for the representations and warranties expressly made by Seller in Article 3 of this Agreement or in the Conveyance, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the financial condition, liabilities, operations, business, or prospects of the Overriding Royalty Interests and that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis, and evaluation.  Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Overriding Royalty Interests or made any finding or determination as to the fairness of an investment in the Overriding Royalty Interests or the accuracy or adequacy of the disclosures made to Purchaser, and except as set forth in Article 7, Purchaser is not entitled to cancel, terminate, or revoke this Agreement.

(d) Purchaser and its representatives have (i) been permitted full and complete access to all materials relating to the title to the Overriding Royalty Interests, (ii) been afforded the opportunity to ask all questions of Seller (or one or more Persons acting on Seller's behalf) concerning the title to the Overriding Royalty Interests, (iii) been afforded the opportunity to investigate the condition, including the subsurface condition, of the Overriding Royalty Interests, and (iv) had the opportunity to take such other actions and make such other independent investigations as Purchaser deems necessary to evaluate the Overriding Royalty Interests and understand the merits and risks of an investment therein and the verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Purchaser (whether by Seller or otherwise).

4.5 Further Assurances.  After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Article 5
CONDITIONS TO CLOSING

5.1 Conditions of Seller to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations.  The representations and warranties of Purchaser set forth in Section 4.4 shall be true and correct in all material respects (considering the transaction as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b) No Action.  On the Closing Date, no injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Seller or any Affiliate of Seller resulting therefrom;

(c) Governmental Consents.  All material consents and approvals of any Governmental Authority or other Person required for the transfer of the Overriding Royalty Interests from Seller to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(d) Purchase Agreement.  The closing contemplated by Article IX of the Purchase Agreement shall have occurred, or shall be consummated contemporaneously herewith; and

(e) No termination.  Neither Purchaser nor Seller shall have terminated this Agreement pursuant to the terms of Article 7.

5.2 Conditions of Purchaser to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations.  The representations and warranties of Seller set forth in Section 4.3 shall be true and correct in all material respects (considering the transaction as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) No Action.  On the Closing Date, no injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser or any Affiliate of Purchaser resulting therefrom;

(c) Governmental Consents.  All material consents and approvals of any Governmental Authority or other Person required for the transfer of the Overriding Royalty Interests from Seller to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(d) Encumbrances.  Seller shall have delivered to Purchaser partial releases of the liens set forth under the heading "Liens to be Released at Closing" on Schedule 3.3 of the Purchase Agreement with respect to the Overriding Royalty Interests;

(e) Purchase Agreement.  The closing contemplated by Article IX of the Purchase Agreement shall have occurred, or shall be consummated contemporaneously herewith.

(f) No termination.  Neither Purchaser nor Seller shall have terminated this Agreement pursuant to the terms of Article 7.

Article 6
CLOSING

6.1 Time and Place of Closing.  The consummation of the purchase and sale of the Overriding Royalty Interests contemplated by this Agreement (the "Closing") shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Bracewell & Giuliani LLP located at 711 Louisiana St., Suite 2300, Houston, Texas, at 10:00 a.m., local time, on July 15, 2008 (the "Target Closing Date"), or if all conditions in Article 5 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 7.  The date on which the Closing occurs is referred to herein as the "Closing Date."

6.2 Obligations of Seller at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 6.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a) Counterparts of the Conveyance in the form attached hereto as Exhibit C, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b) Assignments in form required by any Governmental Authority necessary for the assignment of any Overriding Royalty Interests, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate offices;

(c) A certificate by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the condition set forth in Section 5.2(a) has been fulfilled.

(d) Executed certificates described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(e) A certificate duly executed by the secretary or any assistant secretary (or other authorized officer) of Seller, dated as of the Closing, (i) attaching and certifying on behalf of Seller complete and correct copies of (A) the resolutions of the Board of Directors, managers, or other equivalent governing body of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby and (B) any required approval by the stockholders, members, or partners, as applicable, of Seller of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Seller the incumbency of each officer of Seller executing this Agreement or any document delivered in connection with the Closing;

(f) Releases of the liens listed on Schedule 3.3 of the Purchase Agreement under the heading "Liens to be Released at Closing" with respect to the Overriding Royalty Interests; and

(g) All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

6.3 Obligations of Purchaser at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 6.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a) A wire transfer of the Closing Payment in same-day funds;

(b) Counterparts of the Conveyance, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(c) Assignments in form required by any Governmental Authority for the assignment of any Overriding Royalty Interests controlled by such Governmental Authority, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate offices;

(d) A certificate by an authorized corporate officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the condition set forth in Section 5.1(a) has been fulfilled;

(e) A certificate duly executed by the secretary or any assistant secretary (or other authorized officer) of Purchaser, dated as of the Closing, (i) attaching and certifying on behalf of Purchaser complete and correct copies of (A) the resolutions of the Board of Directors, managers, or other equivalent governing body of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby and (B) any required approval by the stockholders, members, or partners, as applicable, of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered in connection with the Closing;

(f) All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

6.4 Closing and Post-Closing Purchase Price Adjustments.

(a) Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement estimating the Purchase Price for the Assets after giving effect to all adjustments set forth in Section 2.4.  The estimate delivered in accordance with this Section 1.1(a) shall constitute the dollar amount to be payable by Purchaser to Seller at the Closing (the "Closing Payment").

(b) As soon as reasonably practicable after the Closing but not later than the later of (a) the one hundred and twentieth (120th) day following the Closing Date and (b) the fifth (5th) Business Day after the Title Arbitrator finally determines all disputed Title Defect and Title Benefit Amounts pursuant to Section 3.8, Seller shall prepare and deliver to Purchaser a draft statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment under Section 2.4, based on the most recent actual figures for each adjustment.  Seller shall, at Purchaser's request, make reasonable documentation available to support the final figures.  As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of Seller's statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement.  Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller proposes to be made to such statement as a result of additional information received after the statement was prepared.  The Parties shall undertake to agree on the final statement of the Purchase Price no later than ninety (90) days after delivery of Seller's statement.  In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to the Houston office of Deloitte & Touche LLP, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the "Accounting Arbitrator"), for review and final determination by arbitration.  The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section.  The Accounting Arbitrator's determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal.  In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Sections 2.3 and 2.4 and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable.  The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section), or penalties to any Party with respect to any matter.  Seller and Purchaser shall each bear their own legal fees and other costs of presenting their case.  Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Arbitrator.  Within ten (10) days after the earlier of (i) the expiration of Purchaser's thirty (30) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Purchase Price, (x) Purchaser shall pay to Seller the amount by which the Purchase Price exceeds the Purchase Price or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Purchase Price, as applicable.

(c) Purchaser shall assist Seller in preparation of the final statement of the Purchase Price under this Section 6.4 by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be requested by Seller to facilitate such process post-Closing.

Article 7
TERMINATION

7.1 Termination.  This Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of Seller and Purchaser; (b) by either Seller or Purchaser, if Closing has not occurred on or before January 1, 2009; (c) by either Party if the Purchase Agreement is terminated; or (d) by either Party if the aggregate adjustment to the Unadjusted Purchase Price pursuant to Article 3 is greater than ten percent (10%) of the Unadjusted Purchase Price; provided, however, that no Party shall be entitled to terminate this Agreement under Section 7.1(b) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder or such Party is in breach of its representations and warranties set forth in this Agreement.

7.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 9.1, 9.2, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.12, 9.13, and 9.14, all of which shall continue in full force and effect).  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 7.1 shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing.  In the event this Agreement terminates under Section 7.1 and any Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys' fees in addition to any other relief to which such Party maybe entitled.

Article 8
ASSUMPTION AND INDEMNIFICATION

8.1 Assumption. On the Closing Date Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and liabilities of Seller and its Affiliates, whether known or unknown (the "Assumed Obligations") with respect to the Overriding Royalty Interests, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date, including, without limitation, obligations arising from or relating to Title Defects or title to the Overriding Royalty Interests.

8.2 Indemnification.  From and after Closing Purchaser shall indemnify, defend and hold harmless each Seller Party and their Affiliates and their respective officers, directors, employees, and agents (the "Seller Group") from and against all Damages (irrespective of any limitation upon amount) incurred or suffered by Seller Group caused by, arising out of, or resulting from the Assumed Obligations.

8.3 Procedures.  Section 12.3 of the Purchase Agreement shall be incorporated herein mutatis mutandis.

8.4 Survival.  The representations, warranties, covenants, and agreements of the Parties hereunder and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Sections 6.2(c) and 6.3(d), as applicable, shall survive the Closing indefinitely except with respect the representation set forth in Section 3.1, which representation shall terminate as of the date more specifically set forth therein.

8.5 Claims by Related Third Persons.  Any claim for indemnity under this Section 8.2 by any Affiliate, director, officer, employee, or agent must be brought and administered by the applicable Party to this Agreement.  No Indemnified Person other than the Seller and Purchaser shall have any rights against either the Seller or Purchaser under the terms of this Section 8.2 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 8.5.  Each of Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

8.6 Exclusive Remedies.  Each Party's sole and exclusive remedy against the other Party for (a) any and all breaches of the representations, warranties, covenants, and agreements of such other Party contained in this Agreement, respectively; and (b) the Assumed Obligations, is set forth in this Article 8, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law.  Except as expressly set forth above, each Party hereto releases, remises, and forever discharges the other Party and its Affiliates, and its and their respective officers, directors, employees, and agents from any and all suits, legal, or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to, or arising out of, this Agreement or the ownership, use, or operation of the Overriding Royalty Interests, or the condition, quality, status, or nature of the Overriding Royalty Interests, INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, AND ANY RIGHTS UNDER AGREEMENTS BETWEEN SELLER AND ANY AFFILIATE OF SELLER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON INVITEE, OR THIRD PARTY.  Notwithstanding the foregoing, this Article 8 shall not apply in respect of title matters and Title Defects which are exclusively covered by Article 3 and the Conveyance.

Article 9
MISCELLANEOUS

9.1 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

9.2 Notices.  All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by telecopy or by recognized courier service, as follows:

If to Seller:	O'Brien Resources, LLC

425 Ashley Ridge Boulevard, Suite 300

Shreveport, Louisiana 71106

Attention: William J. O'Brien, III

Telephone: (318) 865-8568

Facsimile: (318) 865-5173

with a copy to:	Bracewell & Giuliani LLP

Pennzoil Place, South Tower

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention:	James McAnelly III

Telephone:	(713) 221-1194

Telecopy:	(713) 222-3241

If to Purchaser:	Berry Petroleum Company

950 – 17th Street, Suite 2400

Denver, Colorado 80202

Attention:	Michael Duginski

Telephone:	(303) 825-3344

Telecopy:	(303) 825-3350

With a copy to:	Holland & Hart LLP

555 – 17th Street, Suite 3200

Denver, Colorado 80202

Attention:	Davis O'Connor

Telephone:	(303) 295-8000

Telecopy:	(303) 295-8261

Either Party may change its address for notice by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

9.3 Sales or Use Tax, Recording Fees and Similar Taxes and Fees.  Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees, and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby.  Should any Seller Party or any Affiliate of any Seller Party pay any amount for which Purchaser is liable under this Section 9.3, Purchaser shall, promptly following receipt of Seller's invoice, reimburse the amount paid.  If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser shall timely furnish to Seller such certificate or evidence.

9.4 Expenses.  Except as provided to the contrary herein or in the Purchase Agreement all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

9.5 Governing Law and Venue.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

9.6 Dispute Resolution.  Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim, or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection the determination of a Title Defect Amount pursuant to Section 3.8 is referred to an expert pursuant to that Section) will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division.  The Parties hereby waive trial by jury in any action, proceeding, or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

9.7 Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

9.8 Waivers.  Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.9 Assignment.  No Party shall assign (including, without limitation, by change of control, merger, consolidation, or stock purchase) or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder (including, without limitation, by change of control, merger, consolidation, or stock purchase), without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

9.10 Entire Agreement.  This Agreement and the documents to be executed hereunder, and the Exhibits and Schedules attached hereto, constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

9.11 Amendment.  This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

9.12 No Third-Person Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 8.3.

9.13 References.

In this Agreement:

(d) References to any gender includes a reference to all other genders;

(e) References to the singular includes the plural, and vice versa;

(f) Reference to any Article or Section means an Article or Section of this Agreement;

(g) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(h) Unless expressly provided to the contrary, "hereunder", "hereof", "herein", and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(i) References to "$" or "dollars" means United States dollars; and

(j) "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term.

9.14 Construction.  Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation, and suitability.  Each of Seller and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arm's-length negotiations from equal bargaining positions.  It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLER:

O'BRIEN RESOURCES, LLC

By:
William J. O'Brien III
Chairman and Chief Executive Officer

PURCHASER:

BERRY PETROLEUM COMPANY

By:
Name:
Title: